Exhibit 5.1

September 17, 2025 Barclays Dryrock Funding, LLC 125 S. West Street, Office 120 Wilmington, DE 19801	Mayer Brown LLP 71 South Wacker Drive Chicago, IL 60606 United States of America T: +1 312 782 0600 F: +1 312 701 7711 mayerbrown.com

Re:	Barclays Dryrock Funding, LLC Barclays Dryrock Issuance Trust, Series 2025-1, Class A Notes, Registration Statement on Form SF-3 (Nos. 333-264933 and 333-264933-01)

We have acted as special counsel for Barclays Dryrock Funding, LLC, a Delaware limited liability company (“Funding”), and Barclays Dryrock Issuance Trust (the “Trust”), in connection with the offering of the Series 2025-1 notes, Class A (the “Offered Notes”) described in the prospectus, dated September 16, 2025 (the “Prospectus”), which has been filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) of the Securities Act of 1933, as amended (the “Act”), filed under the above captioned Registration Statement (the “Registration Statement”). The Offered Notes will be sold pursuant to an Underwriting Agreement, dated as of September 16, 2025 (the “Underwriting Agreement”), among Funding, Barclays Bank Delaware and Barclays Capital Inc., as representative of the several underwriters named in the Prospectus. The Offered Notes will be issued pursuant to the Amended and Restated Indenture, dated as of August 1, 2012, as amended and restated as of December 17, 2013, as amended by the First Amendment thereto, dated as of July 6, 2015 and as further amended by the Omnibus Amendment to Indenture Supplements and Amended and Restated Indenture, dated as of September 21, 2018 (collectively, the “Base Indenture”), each between the Trust and U.S. Bank Trust Company, National Association (as successor in interest to U. S. Bank National Association) as indenture trustee (in such capacity, the “Indenture Trustee”), as supplemented by the Series 2025-1 Indenture Supplement, to be dated on or about September 23, 2025 (the “Indenture Supplement” and, together with the Base Indenture, the “Indenture”), among the Trust, the Indenture Trustee and U. S. Bank National Association, as securities intermediary. Unless otherwise defined herein, all capitalized terms used herein shall have the meanings assigned to them in the Indenture.

We have examined executed copies of the Registration Statement, the Base Indenture, the Amended and Restated Transfer Agreement, dated as of August 1, 2012, as amended and restated as of December 17, 2013, as amended by the First Amendment thereto, dated as of March 1, 2017, and as further amended by the Second Amendment thereto, dated as of April 1, 2022, each among Funding, the Trust and the Indenture Trustee, a form of the Indenture Supplement and such other documents as we have deemed necessary for the purposes of this opinion (collectively, the “Transaction Documents”). We are familiar with the proceedings taken by Funding in connection with the authorization of the issuance and sale of the Offered Notes, and have examined such documents and such questions of law and fact as we have deemed necessary in order to express the opinion hereinafter stated.

Mayer Brown is a global services provider comprising an association of legal practices that are separate entities including
Mayer Brown LLP (Illinois, USA), Mayer Brown International LLP (England & Wales), Mayer Brown Hong Kong LLP (a Hong Kong limited liability partnership) and Tauil & Chequer Advogados (a Brazilian law partnership).

Mayer Brown LLP

Barclays Dryrock Funding, LLC

September 17, 2025

We are opining herein as to the effect on the subject transactions of only United States federal law, the laws of the State of New York (excluding any municipal laws), the Limited Liability Company Act of the State of Delaware and the Delaware Statutory Trust Act and we express no opinion with respect to the applicability thereto or the effect thereon of the laws of any other jurisdiction or as to any matters of municipal law or the laws of any local agencies within any state.

We have assumed that the purchase price for the Offered Notes will be paid to Funding by the underwriters named in the Prospectus.

In rendering the opinions set forth herein, we have relied upon and assumed:

A.	The genuineness of all signatures, the authenticity of all writings submitted to us as originals, the conformity to original writings of all copies submitted to us as certified or photostatic copies, and the legal competence and capacity of all natural persons;

B.	The truth and accuracy of all certificates and representations, writings and records reviewed by us and referred to above, including the representations and warranties made in the Transaction Documents, in each case with respect to the factual matters set forth therein;

C.	All parties to the Transaction Documents (other than Funding and the Trust) are validly existing, and in good standing under the laws of their respective jurisdictions of organization and have the requisite organizational power to enter into such Transaction Documents;

D.	Except to the extent that we expressly opine as to any of the following matters with respect to a particular party below: (i) the execution and delivery of the Transaction Documents have been duly authorized by all necessary organizational proceedings on the part of all parties (other than Funding and the Trust) to each such document; and (ii) the Transaction Documents constitute the legal, valid and binding obligations of all such parties (other than Funding and the Trust), enforceable against such parties in accordance with their respective terms; and

E.	There are no other agreements or understandings, whether oral or written, among any or all of the parties that would alter the agreements set forth in the Transaction Documents.

On the basis of the foregoing examination and assumptions, and upon consideration of applicable law, it is our opinion that the Offered Notes are in proper form, and when executed, authenticated and delivered as specified in the Indenture and delivered against the payment of consideration specified in the Underwriting Agreement will be legal and binding obligations of the Trust, enforceable against the Trust in accordance with their terms.

Our opinion set forth above is subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law) and by the discretion of the court before which any proceeding therefore may be brought.

Mayer Brown LLP

Barclays Dryrock Funding, LLC

September 17, 2025

We hereby consent to the filing of this letter as part of Funding’s Current Report on Form 8-K, dated of even date herewith for incorporation in the Registration Statement and to the references to this firm under the heading “Legal Matters” in the Prospectus, without admitting that we are “experts” within the meaning of the Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement.

Very truly yours,

/s/ Mayer Brown LLP

MAYER BROWN LLP